                                                                   EXHIBIT 10.59


================================================================================


                            STOCK PURCHASE AGREEMENT

                                      among

                        RTPS Acquisition Company, L.L.C.,
                        a Texas Limited Liability Company
                                 ("Purchaser"),

                           RAYTEL MEDICAL CORPORATION,
                             a Delaware corporation
                                   ("Raytel"),


                                       and


                 RAYTEL TEXAS PHYSICIAN SERVICES, INC. ("RTPS")
                             a Delaware corporation
                        and a wholly-owned subsidiary of
                    Raytel Management Holdings, Inc., ("RMH")
             a Delaware corporation and a wholly-owned subsidiary of
                       Raytel Medical Corporation ("RMC")


                            Dated as of May 31, 2000


================================================================================

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of the 31st day of May, 2000, by and among RTPS Acquisition Company, L.L.C., a Texas Limited Liability Company ("Purchaser"), Raytel Texas Physician Services, Inc. ("RTPS"), a Delaware corporation and a wholly-owned subsidiary of Raytel Management Holdings, Inc., ("RMH") a Delaware corporation and a wholly-owned subsidiary of Raytel Medical Corporation, a Delaware corporation ("Raytel") (collectively referred to herein as "Seller").


                                    RECITALS

        A. RTPS, directly and through its affiliate, Raytel Southeast Management, L.P. (referred to herein as "RSMLP" or the "MSO"), is engaged in the management and operation of a physician practice management business based in Beaumont, Texas (the "Raytel Management Business");

        B. Immediately prior to the transaction contemplated by this Agreement, Raytel Southeast Management, L.P. will be merged into RTPS by the assignment of the limited partnership interest held by RMH to RTPS, the corporate general partner of RSMLP and the Certificate of Cancellation of Domestic Foreign Limited Partnership shall be filed with the Texas Secretary of State; and

        C. Raytel desires to sell to Purchaser, and Purchaser desires to purchase from Raytel all of the outstanding shares of capital stock of RTPS for the purchase price and upon the terms and conditions hereinafter set forth.

AS PROVIDED HEREIN, THIS AGREEMENT AND THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN ARE CONTINGENT UPON RAYTEL OBTAINING A WRITTEN CONSENT FROM BANKBOSTON/FLEET BANK AND PARIBAS (THE "LENDERS") PURSUANT TO THE AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF AUGUST 14, 1996 (THE "CREDIT AGREEMENT") BETWEEN BANKBOSTON/FLEET BANK AS AGENT FOR BANKBOSTON/FLEET BANK AND PARIBAS AND RAYTEL. THIS AGREEMENT AND THE MASTER TERMINATION AND INDEMNIFICATION AGREEMENT ARE BEING SIGNED AND THE SIGNATURE PAGES ARE BING EXCHANGED FOR THE CONVENIENCE OF THE PARTIES. HOWEVER, IF THE LENDERS DO NOT PROVIDE RAYTEL WITH THE WRITTEN CONSENT AS SET FORTH IN SECTION 7.3(e) HEREIN BELOW, BY JUNE 15, 2000, THEN THIS AGREEMENT AND THE MASTER TERMINATION AGREEMENT SHALL BECOME NULL AND VOID WITHOUT PREJUDICE TO ANY RIGHTS THE PARTIES MAY HAVE UNDER ANY OF THE TRANSACTION DOCUMENTS DESCRIBED IN SECTIONS 1.29 AND 8.4(b).

        NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements set forth herein, the parties hereby agree as follows:



                                    ARTICLE I
                                   DEFINITIONS

        As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

        1.1 "Affiliate" shall have the meaning specified in Section 3.3.

        1.2 "Balance Sheet" shall mean the unaudited pro forma consolidated balance sheet of RTPS and the Affiliate as of April 30, 2000 included in the Financial Information.

        1.3 "Balance Sheet Date" shall mean April 30, 2000.

        1.4 "Best Efforts" shall mean commercially reasonable good faith efforts but shall in no event require the commencement of litigation against any third party or the payment of any fees or any other consideration to any third party.

        1.5 "Claim Notice" shall have the meaning specified in Section 9.7(a).

        1.6 "Closing" shall mean the closing of the transactions contemplated by this Agreement.

        1.7 "Closing Date" shall mean May 31, 2000 or such other date as the parties shall mutually agree upon in writing.

        1.8 "Code" shall mean the Internal Revenue Code of 1996, as amended.

        1.9 "Disagreement" shall have the meaning specified in Section 10.1.

        1.10 "Encumbrances" shall mean any lien, security interest, mortgage, pledge, hypothecation, easement or conditional sale or other title retention agreement.

        1.11 "Environmental Laws" shall mean any federal, state or local law, ordinance, regulation, order or permit pertaining to the environment, natural resources or public health or safety, as presently in effect.

        1.12 "ERISA" shall mean the Employment Retirement Income Security Act of 1974, as amended.

        1.13 "Financial Information" shall mean (i) the unaudited pro forma consolidated balance sheet of RTPS and the Affiliate as of April 30, 2000 and the related unaudited pro forma consolidated statements of operations of RTPS and the Affiliate for the fiscal year then ended; (ii) the unaudited pro forma consolidated balance sheet of RTPS and the Affiliate as of April 30, 2000 and the related unaudited pro forma consolidated statements of operations of RTPS and the Affiliate for the six-month period then ended, in each case as adjusted to reallocate certain costs and expenses of Raytel attributable to the Raytel Management Business to RTPS; and (iii) the unaudited pro forma consolidated balance sheet of RTPS and the Affiliate as of May 31, 2000 (the Closing Balance Sheet as defined in Section 6.8, herein) and the related unaudited pro forma consolidated statements of operations of RTPS and the Affiliate for the seven-month period then ended, in each case as adjusted to reallocate certain costs and expenses of Raytel attributable to the Raytel Management Business to RTPS

        1.14 "GAAP" shall mean generally accepted accounting principles, applied consistently with prior periods.

        1.15 "Governmental Authority" shall mean any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

        1.16 "Hazardous Materials" shall mean hazardous wastes as presently defined by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 609 et. sec., as amended, and regulations promulgated thereunder and hazardous substances as presently defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et. sec., as amended ("CERCLA" or "Superfund") and regulations promulgated thereunder.

        1.17 "Indemnity Claim" shall have the meaning specified in Section
9.7(a).

        1.18 "Material Adverse Effect" shall mean a material adverse effect on the business, operations, assets or financial condition of RTPS and the Affiliate, taken as a whole, or a material adverse effect on the ability of Purchaser to conduct the Raytel Management Business, in substantially the manner it is presently conducted, following the Closing.

        1.19 "Material RTPS Contracts" shall have the meaning specified in
Section 3.12(a).

        1.20 "NLRB" shall mean the National Labor Relation Board.

        1.21 "Permitted Encumbrance" shall mean (i) Encumbrances imposed by any Governmental Authority for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of RTPS or the Affiliate in accordance with GAAP; (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Encumbrances arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of RTPS or the Affiliate in accordance with GAAP;
(iii) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of business and encroachments (whether or not in the ordinary course of business) which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business thereon; and (iv) all the exceptions to title reflected in the RTPS Disclosure Schedule.

        1.22 "Physicians" shall mean RODOLFO P. SOTOLONGO, M.D., WAYNE S. MARGOLIS, M. D., MICHAEL L. SMITH, M. D., and MIGUEL CASTELLANOS, M.D. (collectively the "Physicians" and individually a "Physician).

        1.23 "Presiding Arbitrator" shall have the meaning specified in Section 10.2.

        1.24 "Purchase Price" shall have the meaning specified in Section 2.2.

        1.25 "Purchaser" shall have the meaning specified in the first paragraph of this Agreement.

        1.26 "Purchaser Group" shall have the meaning specified in Section 9.2.

        1.27 "Raytel" shall have the meaning specified in the first paragraph of this Agreement.

        1.28 "Raytel Group" shall have the meaning specified in Section 9.4.

        1.29 "Raytel Common Stock" shall mean the following:


                Raytel Common Stock to be issued to each Physician in the amounts set forth opposite such Physician's name pursuant to Master Transaction Agreement dated and effective as of August 21, 1996, as amended October 18, 1997 and December __, 1999 ("Master Transaction Agreement"), by and among (i) RAYTEL MEDICAL CORPORATION, a Delaware corporation ("Raytel"); (ii) RAYTEL SOUTHEAST MANAGEMENT, L.P., a Texas limited partnership ("Raytel Management"); RAYTEL TEXAS PHYSICIAN SERVICES, INC., a Delaware corporation (the "Corporate General Partner")
        (iii) SOUTHEAST TEXAS CARDIOLOGY ASSOCIATES, P.A., a Texas professional association ("Existing PA"); (iv) SOUTHEAST TEXAS CARDIOLOGY GROUP II, P.A., a Texas professional association ("New PA"); and (v) RODOLFO P. SOTOLONGO, M.D., WAYNE S. MARGOLIS, M. D., MICHAEL L. SMITH, M. D., and MIGUEL CASTELLANOS, M.D. (collectively the "Physicians" and individually a "Physician"):

                                                    Number of Shares of Raytel Common Stock
                                  ---------------------------------------------------------------------------
                                     First          Second          Third           Fourth          Fifth
       Physician                  Anniversary     Anniversary     Anniversary     Anniversary     Anniversary
       ---------                  -----------     -----------     -----------     -----------     -----------
Rodolfo P. Sotolongo, M.D            7,324           3,662           3,662          10,986          10,986

Wayne S. Margolis, M.D               7,324           3,662           3,662          10,986          10,986

Michael L. Smith, M.D                7,324           3,662           3,662          10,986          10,986

Miguel Castellanos, M.D              2,442           1,221           1,221           3,662           3,662
                                    ------          ------          ------          ------          ------
Totals                              24,414          12,207          12,207          36,620          36,620
                                    ======          ======          ======          ======          ======



        1.30 "Raytel Management Business" shall have the meaning specified in Recital B.

        1.31 "Raytel Promissory Notes" shall mean the following:

        The original principal amount set forth opposite such Physician's name pursuant to the Master Transaction Agreement:


                                                         PRINCIPAL
                                                          AMOUNT
                  PHYSICIAN                               OF NOTE
                  ---------                            -------------
                  Rodolfo P. Sotolongo, M.D.           $  686,631.00

                  Wayne S. Margolis, M.D.              $  686,631.00

                  Michael L. Smith, M.D.               $  686,631.00

                  Miguel Castellanos, M.D.             $  228,876.00
                                                       -------------
                                                       $2,288,769.00
                                                       =============


        1.32 "RTPS" shall have the meaning specified in the first paragraph of this Agreement.

        1.33 "RTPS Equipment Leases" shall have the meaning specified in Section 3.10(b).

        1.34 "RTPS Real Property Leases" shall have the meaning specified in
Section 3.11.

        1.35 "RTPS Retained Assets" shall mean all of the cash and cash equivalents of RTPS and the Affiliate on hand immediately prior to the Closing, and the General Partnership Interest in Raytel Nuclear Imaging-Orange, a Texas limited partnership.

        1.36 "RTPS Disclosure Schedule" shall have the meaning specified in the first paragraph of Article III.

        1.37 "Shares" shall have the meaning specified in Section 2.1.

        1.38 "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

        1.39 "Tax Return" shall mean all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

                                   ARTICLE II
                               SALE OF THE SHARES

        2.1 Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing as specified in Article VIII, herein, Raytel hereby agrees to sell, assign and transfer to Purchaser, and Purchaser hereby agrees to purchase from RMH, on the Closing Date, 1,000 shares of Common Stock, $ 0.001 par value per share, of RTPS, constituting all of the issued and outstanding shares of capital stock of RTPS (the "Shares").

        2.2 Purchase Price. In consideration of the sale of the Shares, Purchaser and Raytel agree to cancel the Raytel Promissory Notes and to cancel the issuance of the Raytel Common Stock, together with a combined value of Three Million Five Hundred Nine Thousand, Four Hundred Forty Nine and 00/100 Dollars ($3,509,449.00) (the "Purchase Price").

        2.3 Transfer, Sales and Other Taxes. Purchaser shall pay all transfer, sales and other like taxes imposed under the laws of the State of Texas on or collectable by Purchaser or Raytel by reason of the sale or transfer of the Shares to Purchaser hereunder. Raytel shall pay all transfer taxes sales and other like taxes imposed under the laws of any other state on or collectable by Purchaser or Raytel by reason of the sale or transfer of the Shares to Purchaser hereunder.

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF RAYTEL AND RTPS

        Subject to and except for the information which is set forth in a list of exceptions identified by the specific section of this Article to which such information pertains and contained in a schedule delivered to Purchaser prior to the execution of this Agreement (the "RTPS Disclosure Schedule"), attached hereto as Exhibit A, Raytel and RTPS jointly and severally represent to Purchaser that:

        3.1 Organization and Good Standing. Each of Raytel, RMH, and RTPS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and RTPS is qualified to do business in the State of Texas.

        3.2 Capitalization. The authorized capital stock of RTPS consists of 1,000 shares of Common Stock, $ 0.001 par value per share, all of which are issued and outstanding as of the date hereof. All of the outstanding shares of Common Stock of RTPS have been validly issued and are fully paid and non-assessable and are owned, of record and beneficially, by RMH, free and clear of any Encumbrances or restrictions (other than restrictions on transfer under applicable federal and state securities laws). No shares of capital stock are held by RTPS as treasury stock. There is no existing option, warrant or other agreement of any kind to which RTPS or Raytel or RMH is a party requiring, and there are no convertible securities of RTPS outstanding which upon conversion would require, (i) the issuance by RTPS of any additional shares of capital stock of RTPS or other securities convertible into shares of capital stock or any equity security of RTPS of any kind or (ii) the sale or transfer of any of the Shares by Raytel or RMH, other than as contemplated by this Agreement.

        3.3 Affiliate. RTPS does not own any equity interest, directly or indirectly, in any corporation, partnership, joint venture or other entity except the limited partnership identified in the RTPS Disclosure Schedule (collectively, the "Affiliate").

        3.4 Authority. Raytel, RTPS and the Affiliate have all necessary power and authority to own or lease their respective properties and to carry on their respective businesses as now being conducted, and possess all licenses, permits and authorizations necessary to the conduct of such businesses where the failure to possess any such license, permit or authorization would be reasonably likely to have a Material Adverse Effect; provided, however, that no representation is made with respect to the licensing or qualification of medical professionals or professional corporations performing services under contracts or arrangements with RTPS or a Affiliate at any of the premises. Raytel, RTPS and the Affiliate are duly qualified to do business and in good standing in each state or jurisdiction wherein the nature of the business conducted or the character of the property owned or leased by such entity requires such qualification and where the failure to be so qualified would be reasonably likely to have a Material Adverse Effect.

        3.5 Financial Information.

                (a) Seller has delivered to Purchaser true and correct copies of all of the Financial Information with the exception of the RTPS Closing Balance Sheet to be delivered pursuant to Section 6.8. The Financial Information has been, and will be, prepared in accordance with GAAP and present, and will present, fairly the consolidated financial position of RTPS as of their respective dates and the results of operations, equity transactions and cash flows of RTPS for the periods indicated. The RTPS Closing Balance Sheet will be prepared using the same accounting policies and procedures as used in previous preparing the Financial Information in prior years.

                (b) Raytel has had substantial control over RTPS and its business affairs since its inception and is familiar with all aspects of RTPS's accounts payable accounting and procedures. To the knowledge of Raytel (as that term is defined in Section 13.12) RTPS does not have any liabilities, either accrued or contingent, and whether due or to become due, other than (i) liabilities reflected or provided for in detail on the Balance Sheet, (ii) liabilities specifically described in this Agreement, (iii) normal or recurring liabilities incurred since April 30, 2000 in the ordinary course of business consistent with past practices, and (iv) liabilities not required by GAAP to be reflected on a balance sheet. It may be possible due to the organizational structure of RTPS and Southeast Texas Cardiology Associates II, P.A., and its successors or assigns, ("SETCA") that neither Raytel nor RTPS have received invoices from third-party vendors that have been received by SETCA or its employees or agents. These invoices would not be reflected in the Balance Sheet and the failure of RTPS to include such invoices in the Balance Sheet or in the RTPS Disclosure Schedule shall not constitute a breach of this representation and warranty by Raytel or RTPS.

        3.6 Authorization. Raytel and RTPS have full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. Raytel and RTPS have taken all corporate action required by law, their Certificates of Incorporation and Bylaws or otherwise to authorize the execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Raytel and RTPS and constitutes the legal, valid and binding obligations of Raytel and RTPS, enforceable in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

        3.7 Absence of Certain Changes and Events. Since the Balance Sheet Date:

                (a) To the knowledge of RTPS, there has not been any change in the business, operations, assets or financial condition of RTPS or any of the Affiliate which has had or, as far as Raytel or RTPS can reasonably foresee, is reasonably likely to have a Material Adverse Effect.

                (b) Except as contemplated by this Agreement, neither RTPS nor the Affiliate has, other than in the ordinary course of business, (i) entered into any material contract, license, franchise or commitment, waived any material rights or made any amendment or termination of any material contract, license, franchise or agreement; (ii) altered or revised, in any material respect, its accounting principles, procedures, methods or practices relating to the Raytel Management Business; (iii) transferred, disposed or, or otherwise removed from any of its premises any material assets; or (iv) incurred, discharged or satisfied any material liability or Encumbrance relating to the Raytel Management Business.

        3.8 Title to Properties; Absence of Encumbrances. RTPS and the Affiliate have good and marketable title to all of their respective properties and assets shown as owned on the Balance Sheet (except for assets disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of any and all Encumbrances except for permitted encumbrances, as set forth in the Raytel Disclosure Schedule (the "Permitted Encumbrances").

        3.9 Equipment and other Tangible Assets.

                (a) The RTPS Disclosure Schedule includes complete and accurate lists describing and specifying the location of all of the equipment and other tangible personal property owned or used in the RTPS Business and having an original cost in excess of $100,000. All of such equipment and tangible personal property is in operating condition and free from significant defects, ordinary wear and tear excepted.

                (b) The RTPS Disclosure Schedule includes a complete and accurate list of each lease under which RTPS is the lessor, sublessor, lessee or sublessee of any personal property (including any master lease in cases where RTPS is sublessee or sublessor) (the "RTPS Equipment Leases"), describing such lease and the type and location of the property which is the subject thereof.

        3.10 Real Property. Neither RTPS nor the Affiliate own any real property in fee simple. The RTPS Disclosure Schedule includes a complete and accurate list of each lease under which RTPS or a Affiliate is the lessor, sublessor, lessee or sublessee of any real property (including any master lease in cases where RTPS or a Affiliate is sublessee or sublessor) (the "RTPS Real Property Leases"), describing such lease and the location of the property which is the subject thereof.

        3.11 Contracts, Commitments and Relationships.

                (a) The RTPS Disclosure Schedule includes a complete and accurate list, including a brief description, of: (i) all loans, mortgages, deeds of trust, promissory notes, conditional sales agreements or security agreements, (ii) all material agreements between RTPS or any of the Affiliate and any consultants, employees or service providers, (iii) all material agreements or arrangements involving the relationship between RTPS or any wholly-owned Affiliate and any majority-owned Affiliate or the other shareholders, co-venturers or partners of such Affiliate, other than RTPS Equipment Leases and RTPS Real Property Leases, (iv) all sales agency, sales representation, licensing or distributorship agreements, and (v) any other written agreement, contract, guaranty, indemnity, power of attorney, license, indebtedness, liability or other obligation, including agreements with suppliers and purchase orders involving a commitment in excess of $50,000, to which RTPS or any Affiliate is a party or by which RTPS or any Affiliate or any of their respective properties or assets are bound (collectively, the "Material RTPS Contracts"). Except for the RTPS Equipment Leases, the RTPS Real Property Leases and the Material RTPS Contracts, neither RTPS nor the Affiliate is a party to or otherwise bound by the terms of any contract, agreement, obligation or proposal (whether written or oral) in any material way affecting the RTPS Business.

                (b) Neither RTPS nor the Affiliate, nor, to the best knowledge of Raytel or RTPS, any other party is in default under any RTPS Equipment Lease, RTPS Real Property Lease or Material RTPS Contract, and there are no existing disputes or claims of default relating thereto, or any facts or conditions known to Raytel or RTPS which, if continued, will result in a default or a claim of default thereunder, except for such disputes, defaults or claims which would not be reasonably likely to have a Material Adverse Effect.

        3.12 Compliance with Law. RTPS and the Affiliate possess all regulatory consents, authorizations, approvals, licenses and permits required by Governmental Authorities in connection with the conduct of the Raytel Management Business as presently conducted, where the failure to possess any such consent, authorization, approval, license or permit would be reasonably likely to have a Material Adverse Effect; provided, however, that no representation is made with respect to the licensing or qualification of medical professionals or professional corporations performing services under contracts or arrangements with RTPS or a Affiliate at any of the premises. Neither Raytel, RTPS nor the Affiliate has received any: (i) notification of any asserted failure by RTPS or any Affiliate to comply with any laws, regulations or other requirements of Governmental Authorities, the failure to comply with which would be reasonably likely to have a Material Adverse Effect; or (ii) complaint, inquiry or request for information (whether written or oral) from any Governmental Authority relating thereto.

        3.13 Environmental Matters. To the best knowledge of Raytel and RTPS (i) the operation of RTPS and the Affiliate are in compliance with applicable Environmental Laws, except for such noncompliance which is not reasonably likely to have a Material Adverse Effect, (ii) neither RTPS nor the Affiliate is subject to any judicial or administrative proceeding alleging the violation of any Environmental Law, which proceeding is reasonably likely to result in a Material Adverse Effect, and (iii) neither RTPS nor the Affiliate has received any written notice from any Governmental Authority that it is a potentially responsible party at any Superfund site.

        3.14 Litigation and Claims. The RTPS Disclosure Schedule contains a description of all claims, actions, suits, investigations or proceedings pending or, to the best knowledge of Raytel or RTPS, threatened against or affecting RTPS, any of the Affiliate, or any of their respective properties or business, at law or in equity, or before or by any Governmental Authority which is reasonably likely to have a Material Adverse Effect. There is no action, suit, proceeding or, to the best knowledge of Raytel or RTPS, formal governmental inquiry or investigation pending against Raytel or RTPS which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby.

        3.15 Consents. Except as set forth in Section 6.4 and the Raytel Disclosure Schedule, no consent, approval or authorization of any Government Authority or other third person is required on the part of Raytel or RTPS in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated herein.

        3.16 Labor Difficulties. There is no unfair labor practice complaint pending before the NLRB or overtly threatened against or affecting RTPS or any subsidiary which would be reasonably likely to have a Material Adverse Effect. Neither RTPS nor the Affiliate is a party to any collective bargaining agreement, and, to the best knowledge of Raytel and RTPS, no petition for election has been filed with the NLRB or any Region of the NLRB, and no organizing campaign or other effort is under way by any labor organization to organize any non-union represented employees of the Raytel Management Business.

        3.17 Fringe Benefit Plans. Except as described in the RTPS Disclosure Schedule, neither RTPS nor the Affiliate has any bonus, deferred compensation, pension, profit-sharing, retirement, health, equity purchase, stock option or any other fringe benefit plan, arrangement or practice, whether formal or informal.

        3.18 Accounts Receivable. The RTPS Disclosure Schedule contains a complete and correct list of all accounts receivable of RTPS and the Affiliate as of the date set forth thereon. All of such accounts receivable, and such additional accounts receivable accrued between the date thereof and the Closing Date arose, or will arise, in the ordinary and usual course of the Raytel Management Business, and have been recorded, or will be recorded, net of an allowance for uncollectibles determined in a manner consistent with past practice. To the best knowledge of Raytel and RTPS, none of such accounts receivable are subject to setoffs or counterclaims. Notwithstanding any other provision of this Agreement, neither Raytel nor RTPS makes any representation or warranty, other than as contained in this Section 3.19 concerning the collectability of such accounts receivable or the sufficiency of such reserve at the Balance Sheet Date, the Closing Date or any other date.

        3.19 Taxes. RTPS and the Affiliate has filed, or caused to be filed, all Tax Returns and information returns required to be filed by it, and has paid all Taxes due or claimed to be due from it. The RTPS Balance Sheet includes adequate provision for all such Taxes.

        3.20 Insurance. The RTPS Disclosure Schedule includes a complete and accurate list of all policies of fire, liability, business interruption, workers' compensation and other forms of insurance covering the Raytel Management Business and setting forth the coverage and policy limits of each such policy. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to the Closing Date have been paid, or will be paid in a timely manner, and no notice of cancellation or termination has been received with respect to any such policy.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents to Raytel and RTPS that:

        4.1 Organization and Good Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas.

        4.2 Authorization. Purchaser has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. Purchaser has taken all corporate action required by law, its Articles of Organization and Regulations or otherwise to authorize the execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

        4.3 Litigation. There is no action, suit, proceeding or, to the best knowledge of Purchaser, formal governmental inquiry or investigation pending against Purchaser which seeks to restrain or prohibit or otherwise challenges the consummation, legality or validity of the transactions contemplated hereby.

        4.4 Consents. Except as set forth in Section 6.4, no consent, approval or authorization of any Governmental Authority or other third party is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated hereby.

        4.5 Investment Representations.

                (a) Purchaser possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder. Purchaser is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution thereof.

                (b) Purchaser acknowledges that it has conducted its own investigation of the business and affairs of RTPS and the Affiliate, that the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities or "Blue Sky" laws; and that it has received all the information that it requested from Raytel and RTPS concerning RTPS and the Affiliate.

        4.6 Financing. Purchaser has, or has access to, and pending the Closing will have, sufficient funds and financing to pay the Purchase Price in full on the Closing Date.

        4.7 Financial and Operational Issues Concerning RTPS. Purchaser has had considerable control over the financial and operational activities of the RTPS since November 10, 1999 as the result of a mutual understanding between the parties. The financial and operational activities of RTPS which Purchaser has controlled since November 10, 1999 include the ordering of supplies and services from third-party vendors in the name of RTPS and the hiring of additional personnel to be employed by RTPS, and possibly other commitments that have not been communicated or made known to Raytel or RTPS. As set forth in Section 6.9, Purchaser hereby represents and warrants to RTPS and Raytel that Purchaser shall assume all responsibility for any and all invoices, purchase orders, loans, leases, written or oral commitments, or other similar types of arrangements for goods or services or financing for capital equipment or improvements (the "Commitment") which have been entered into by Purchaser or Purchaser's representatives (whether such representatives were or are employees of RTPS or Affiliate at the time the Commitment was made) through and including the Closing. Any such Commitment made by Purchaser or Purchaser's representative following the Closing shall remain the obligation of Purchaser and Purchaser shall indemnify Raytel as provided in Section 94., herein below.

        4.8 Title to the Promissory Notes and Raytel Stock. Purchaser represents that it has good and marketable title to the Promissory Notes and the Raytel Stock, free and clear of any and all encumbrances.


                                    ARTICLE V
                      CONDUCT OF BUSINESS PRIOR TO CLOSING

        5.1 Conduct of Raytel Management Business. During the period from the date of this Agreement to the Closing Date, Raytel and RTPS shall use their respective best efforts, and shall cause the Affiliate to use their best efforts, to maintain and preserve intact: (i) the business organization, rights and privileges pertinent to the Raytel Management Business; and (ii) the relationships of RTPS and the Affiliate with their respective partners, co-venturers, managers, licensors, suppliers, customers and others with whom they deal, all in accordance with their ordinary and usual course of business.

        5.2 Transfer of RTPS Retained Assets. Prior to the Closing, RTPS shall take all necessary action to transfer to Raytel, or another entity designated by Raytel, the RTPS Retained Assets.

        5.3 Restrictions on Activities. Prior to the Closing Date, neither RTPS nor the Affiliate shall, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld) or except as specifically contemplated by this Agreement:

                (a) amend its Certificate of Incorporation, Bylaws, Agreement of Limited Partnership or Joint Venture Agreement;

                (b) authorize for issuance, issue, deliver or sell any additional capital stock, partnership or joint venture interests or securities convertible into such interests, or issue or grant any rights, warrants, options or other commitments for the issuance of such interests;

                (c) split, combine or reclassify any capital stock, joint venture interests or partnership interests or declare, set aside or pay any distribution (whether in cash or property) to its shareholders or partners in respect of their capital interest (other than distributions by a Affiliate in the ordinary course of business consistent with prior practice);

                (d) dispose of or acquire any material properties or assets except in the ordinary course of business consistent with prior practice, nor make any single capital expenditure, lease or commitment in excess of $50,000 additions to property, plant, equipment or intangible capital assets or make aggregate capital expenditures, leases or commitments for such purposes in excess of $50,000.

                (e) engage in any activities or transactions that are outside the ordinary course of the Raytel Management Business in substantially the manner as heretofore conducted;

                (f) incur any indebtedness for borrowed money;

                (g) waive or terminate any material right;

                (h) mortgage, pledge or subject to lien or to any other Encumbrance (other than Permitted Encumbrances) any of its assets, tangible or intangible;

                (i) discharge or satisfy any Encumbrance or pay any obligation or liability, except current liabilities set forth on the Balance Sheet and current liabilities incurred since the Balance Sheet Date in the ordinary course of business;

                (j) move or relocate any of its material operations from their present locations; or

                (k) agree, whether in writing or otherwise, to do any of the foregoing.


                                   ARTICLE VI
                              ADDITIONAL AGREEMENTS

        6.1 Access and Information.

                (a) Raytel and RTPS have previously afforded (and will continue to afford) to Purchaser and to its accountants, counsel and other representatives full access during normal business hours and upon reasonable notice throughout the period prior to the Closing Date to all of the properties, books, contracts and records of RTPS and the Affiliate and has furnished (and will furnish) to Purchaser all information concerning the business, properties and personnel of RTPS and the Affiliate as Purchaser has requested (or may reasonably request).

                (b) Neither Raytel nor RTPS shall be obligated to disclose to Purchaser any information which is subject to an obligation of confidentiality which would be breached by such disclosure; provided, however, that no refusal to make disclosure under this Section shall relieve the non-disclosing party of any obligation arising under any other representations or warranties contained herein or obligations hereunder.

                (c) In the event that between the date hereof and the Closing Date, any Governmental Authority shall commence any examination, review, investigation, action, suit or proceeding against any party hereto with respect to the transactions contemplated hereby, the party as to which such examination, review, investigation, action, suit or proceeding is commenced shall give prompt notice thereof to the other parties, shall keep the other parties informed as to the status thereof, shall promptly provide the other parties with copies of all documents related thereto and shall permit the other parties to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such governmental authority in connection with such examination, review, investigation, action, suit or proceeding.

        6.2 Certain Defaults. Raytel and RTPS will give prompt notice to Purchaser of (i) any notice of default received by them subsequent to the date of this Agreement and prior to the Closing Date under any of the Material RTPS Contracts, the RTPS Equipment Leases, the RTPS Real Property Leases, or any other material instrument or material agreement to which Raytel, RTPS or any of the Affiliate is a party or by which any of them is bound, which default would, if not remedied, be reasonably likely have a Material Adverse Effect, or (ii) any suit, action or proceeding instituted or, to the knowledge of Raytel or RTPS, threatened against or affecting Raytel, RTPS or any of the Affiliate subsequent to the date of this Agreement and prior to the Closing Date which, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

        6.3 Communication. Between the date hereof and the Closing Date, neither Raytel nor RTPS, on the one hand, nor Purchaser, on the other hand, will furnish any written communication to their shareholders, or to the public generally, if the subject matter thereof relates to the transactions contemplated by this Agreement without the prior approval of the other as to the content thereof, which approval shall not be unreasonably withheld; provided that the foregoing shall not be deemed to prohibit any disclosure which, in the opinion of counsel to the disclosing party, is required by any applicable law or by any competent governmental authority.

        6.4 Consents and Approvals. Raytel and RTPS shall use their respective best efforts to obtain any and all consents from other parties to contracts, leases and other instruments necessary or appropriate to allow the consummation of the transactions contemplated by this Agreement and the continuance of the Raytel Management Business by the Purchaser following the Closing.

        6.5 Certain Information. Between the date of this Agreement and the Closing Date, RTPS shall furnish to Purchaser copies of monthly financial information which it customarily prepares for the internal use of Raytel management.

        6.6 Employee Matters.

                (a) As of the Closing, Purchaser and/or Southeast Texas Cardiology Associates, L.L.P. (SETCA") shall offer continued employment to each of the current employees of RTPS and the Affiliate in such employee's present position, or in a comparable position with the Raytel Management Business. Every employee of RTPS and the Affiliate is deemed to be an employee "at-will" except for the Physicians described in
        Section 1.22, and the other physicians employed by Southeast Texas Cardiology Associates, or its successors and assigns. Each such employee (a "New Purchaser Employee") shall have salary or other compensation arrangements substantially equivalent to those in effect immediately prior to the Closing. For a one-year period following the Closing, Purchaser and/or SETCA shall maintain in effect for each New Purchaser Employee a severance policy no less favorable than Raytel's severance policy as currently in effect.

                (b) Effective as of the close of business on the Closing Date, the New Purchaser Employees shall cease to accrue benefits under Raytel's pension and profit-sharing plans. Benefits of such plans, accrued as of such time, shall be payable to such new Purchaser Employees in accordance with the terms of the applicable plan. There shall be no transfer of any assets of any such plan to Purchaser except to the extent a New Purchaser Employee may be permitted, under such plan and applicable laws and regulations, to transfer his or her vested account balance to a plan of Purchaser.

                (c) Effective as of the close of business on the Closing Date, the New Purchaser Employees shall cease to be covered on an ongoing basis by Raytel's plans and policies which provide medical and dental coverage, life and accident insurance, disability coverage and vacation and severance pay. The New Purchaser Employees will be eligible to participate in all fringe benefit plans and policies currently offered by Purchaser to its employees, subject to the terms and conditions of such plans and policies, copies of which have been provided by Purchaser to Raytel.

                (d) From and after the Closing, Purchaser shall give each New Purchase Employee full credit for all vacation time and sick leave accrued by such employee as of the Closing.

                (e) Effective as of the Closing, Purchaser shall, for all purposes, credit New Purchaser Employees for their past service with Raytel and/or any of its subsidiaries.

        6.7 Raytel's Names and Trademarks.

                (a) Effective upon the Closing Date, the corporate name of RTPS and Affiliate shall be changed to remove the word "Raytel" therefrom.

                (b) Purchaser shall not, and from and after the Closing shall ensure that the employees and representatives of Purchaser, RTPS and the Affiliate do not, represent itself or themselves as Raytel or as employees or representatives of Raytel. The foregoing prohibitions shall apply, without limitation, to the use of any stationary or identifying signs. Notwithstanding the foregoing, for a period not to exceed 90 days following the Closing Date, Purchaser shall not be required to remove the name "Raytel," or any logo thereof, from existing supplies of printed materials as of the Closing Date provided that such materials shall be conspicuously stamped or marked with words to the effect that RTPS, or the Affiliate, as the case may be, is no longer an affiliate of Raytel.

        6.8 Closing Balance Sheet. Within forty-five (45) days of the Closing Date, Raytel will prepare a balance sheet for the period beginning May 1, 2000 and ending May 31, 2000 (the "Closing Balance Sheet") prepared in accordance with GAAP on the same basis as the other Financial Information has been prepared and, as practicable following the Closing Date, shall deliver to Purchaser a copy of the Closing Balance Sheet.

        6.9 Purchaser's Covenant Concerning Commitments made on behalf of RTPS. Purchaser hereby covenants that Purchaser assumes all responsibility for any and all invoices, purchase orders, loans, leases, written or oral commitments, or other similar types of arrangements for goods or services or financing for capital equipment or improvements (the "Commitment") which have been entered into by Purchaser or Purchaser's representatives (whether such representatives were or are employees of RTPS or Affiliate at the time the Commitment was made) through and including the Closing for Commitments made without the Knowledge of Raytel (as that term is defined in Section 13.12(d)). Any such Commitment made by Purchaser or Purchaser's representative following the Closing shall remain the obligation of

Purchaser. Purchaser shall indemnify Raytel as provided in Section 9.4., herein below, for any Commitment made without the knowledge and consent of RTPS or Raytel prior to the Closing.

        6.10 Mutual Covenant Concerning Transfer of Nuclear Imaging Facility. The parties hereby mutually covenant to complete the transfer of specified assets of Raytel Nuclear Imaging-Orange, L.P., to Purchaser not later than June 5, 2000. The assets consist of the medical imaging equipment and related equipment, office furniture and office equipment, medical supplies and consumables, premises fixtures, and nuclear license, but not including the cash or accounts receivable of the business. Purchaser has agreed to assume the liability associated with the equipment lease for the medical imaging equipment (the camera) and related equipment, the office lease, and the liabilities for accrued vacation and sick leave associated with the three employees of the nuclear imaging facility. Attached hereto is the form of the Asset Purchase and Conveyance Agreement ("Conveyance Agreement") which will be the basis for the transfer of the specified assets and the specified liabilities. Purchaser agrees to provide Raytel with an aged accounts receivable listing and to then assist Raytel in the collection of the accounts receivable following the closing.

        6.11 Termination of Obligations Arising under Management Services Agreement. The parties hereby agree that the Financial Information and the Closing Balance Sheet set forth the accrued amounts payable to the Physicians pursuant to the terms of the Management Services Agreement, as amended (as defined in Section 8.4(b), herein below), and the amount as of April 30, 1999, as set forth in the attached Balance Sheet is Five Hundred Fifty Thousand Seven Hundred Seventy-three and 06/100 Dollars ($550,773.06), which includes amounts payable to the Physicians for such items as physician compensation, Shareholders' Top-up, Medical Director's Top-up, and Medical Director Fees. This Agreement and the Termination Agreement terminate any obligation of Raytel to make the payments to the Physicians for the payments described herein in this
Section 6.11 have been accrued but not paid as of the Closing.

        6.12 Preparation of Tax Returns. Purchaser agrees that it shall prepare and file any and all tax returns for RTPS from and after the Closing for all open periods for which tax returns are required to be filed, with the exception of the tax returns due for the period ended September 30, 1999 for which Raytel shall prepare and file all tax returns and shall pay any tax for the period ended September 30, 1999.

        6.13 Assistance with Collection of Amounts Owed by Baptist Hospital. Purchaser, and Rodolfo P. Sotolongo, M.D., in particular, agrees to use reasonable efforts to assist Raytel in its efforts to collect amounts owed to Raytel by The Baptist Hospital of Southeast Texas pursuant to a management agreement.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

        7.1 Conditions to Each Party's Obligation to Effect the Transactions. The respective obligations of each party to effect the transactions contemplated hereby shall be, at the election of such party, subject to the satisfaction at or prior to the Closing of the following conditions:

                (a) No order shall have been entered, and not vacated, by a court or Governmental Authority of competent jurisdiction, in any action or proceeding which enjoins, restrains or prohibits consummation of the transactions contemplated hereby.

                (b) There shall be no litigation pending or threatened by any Governmental Authority in which (i) an injunction is or may be sought against the transactions contemplated hereby, or (ii) relief is or may be sought against any party hereto as a result of this Agreement and in which, in the good faith judgment of the Board of Directors of either Raytel or Purchaser (relying on the advice of their respective legal counsel), such Governmental Authority has the probability of prevailing and where such relief would have a material adverse effect upon such party.

        7.2 Conditions to Obligations of Raytel and RTPS. The obligations of Raytel and RTPS to effect the transactions contemplated hereby are, at the option of Raytel, subject to the satisfaction at or prior to the Closing of the following additional conditions:

                (a) All of the representations and warranties made by Purchaser in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made as of the Closing Date, except for changes contemplated by this Agreement, and Purchaser shall have delivered to Raytel a certificate to such effect dated the Closing Date and signed by its president or any vice president.

                (b) All of the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser at or before the Closing Date shall have been duly complied with and performed, and Purchaser shall have delivered to Raytel a certificate to such effect dated the Closing Date and signed by its president or any vice president.

                (c) All authorizations, consents and approvals of all Governmental Authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and delivered to Raytel.

        7.3 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the transactions contemplated hereby are, at the option of Purchaser, subject to the satisfaction at or prior to the Closing of the following additional conditions:

                (a) All of the representations and warranties made by Raytel and RTPS in this Agreement shall be true in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made as of the Closing Date, except for changes contemplated by this Agreement, and Raytel and RTPS shall have delivered to Purchaser a certificate to such effect dated the Closing Date and signed by their respective president or any vice president.

                (b) All of the terms, covenants and conditions of this Agreement to be complied with and performed by Raytel and RTPS at or before the Closing Date shall have been duly complied with and performed, and Raytel and RTPS shall have delivered to Purchaser a certificate to such effect dated the Closing Date and signed by their respective president or any vice president.

                (c) All authorizations, consents and approvals of all Governmental Authorities required to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained and delivered to Purchaser.

                (d) There shall have been no material adverse change in the financial condition, results of operations, or business of RTPS and the Affiliate, taken together, from the Balance Sheet Date through the Closing Date other than changes disclosed in the RTPS Disclosure Schedule.

                (e) Raytel shall have received the written consent and agreement of BankBoston/Fleet Bank as agent for BankBoston/Fleet Bank and Paribas pursuant to the Amended and Restated Credit Agreement dated as of August 14, 1996 (the "Credit Agreement") to a waiver of all applicable loan covenants regarding the transactions contemplated by this Agreement, the Conveyance Agreement (set forth in Section 6.10); and the Master Termination Agreement and Indemnity Agreement dated May 31, 2000, which consents and agreements have been requested, and which Raytel believes it will receive.

THIS CONDITION HAS NOT BEEN WAIVED BY RAYTEL. AS STATED IN THE RECITALS TO THIS AGREEMENT, IF THE LENDERS DO NOT PROVIDE RAYTEL WITH THE WRITTEN CONSENT AS SET FORTH IN THIS SECTION 7.3(e) BY JUNE 15, 2000, THEN THIS AGREEMENT AND THE MASTER TERMINATION AGREEMENT SHALL BECOME NULL AND VOID WITHOUT PREJUDICE TO ANY RIGHTS THE PARTIES MAY HAVE UNDER ANY OF THE TRANSACTION DOCUMENTS DESCRIBED IN SECTIONS 1.29 AND 8.4(b).

                                  ARTICLE VIII
                                   THE CLOSING

        8.1 The Closing. The Closing shall take place simultaneously at the offices of Raytel Medical Corporation located at 2755 Campus Drive, Suite 200, San Mateo, California 94403 and at the offices of Orgain, Bell and Tucker, 470 Orleans Street, Beaumont, Texas 77701 on the Closing Date. Counter-part original signature pages shall be executed and exchanged by facsimile and by overnight express delivery service.

        8.2 Proceedings at the Closing. All proceedings to be taken and all documents to be executed and delivered by Raytel and RTPS in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Purchaser and its counsel. All proceedings to be taken and all documents and instruments to be executed and delivered by Purchaser in connection with the consummation of the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Raytel and its counsel. All proceedings to be taken and all documents and instruments to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

        8.3 Deliveries by Raytel and RTPS. At the Closing, Raytel and RTPS shall deliver, or shall cause to be delivered, to Purchaser the following:

                (a) Certificates representing the Shares, which certificates shall be duly endorsed in blank or, in lieu thereof, shall have affixed thereto stock powers duly executed in blank, and in proper form for transfer;

                (b) Incumbency certificates setting forth the names of officers of Raytel and RTPS who are authorized to execute this Agreement and the other documents executed by Raytel and RTPS pursuant hereto, together with their respective signatures, signed by duly authorized officers of Raytel and RTPS;

                (c) Resignation of officers and directors of RTPS; and

                (d) Corporate minute books and other books and records of RTPS.

        8.4 Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Raytel the following:

                (a) The original Raytel Promissory Notes;

                (b) A copy of the Master Termination and Indemnification Agreement dated as of May 31, 2000, which among other things, cancels the issuance of the Raytel Common Stock, mutually releases the parties from all causes of action arising out of or pursuant to the Master Transaction Agreement, the Management Services Agreement dated as of August 21, 1996 and as amended October 18, 1997 (the "Management Services Agreement"), and signed by a duly authorized officer of Purchaser and by each of the Physicians, as referred to in
        Section 1.22; and

                (c) An incumbency certificate setting forth the names of officers of Purchaser who are authorized to execute this Agreement and the other documents executed by Purchaser pursuant hereto, together with their respective signatures, signed by a duly authorized officer of Purchaser.


                                   ARTICLE IX
                     SURVIVAL OF REPRESENTATIONS, WARRANTIES
                         AND COVENANTS; INDEMNIFICATION

        9.1 Survival. The representations, warranties and covenants of the parties contained in this Agreement or in any certificate or instrument delivered pursuant hereto shall survive the Closing hereunder. Subsequent to the Closing, the provisions of this Article IX shall be the sole remedy for the breach of any representations or warranties contained in this Agreement.

        9.2 Indemnification by Raytel. Subject to the provisions and limitations herein contained, Raytel hereby agrees to indemnify, defend and hold harmless Purchaser, its officers directors, managers, owners, employees and attorneys, all parents, subsidiaries and affiliates of Purchaser, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Purchaser Group") from and against any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) which any member of the Purchaser Group may at any time sustain or incur which are occasioned by, caused by or arise out of: (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Raytel or RTPS in this Agreement, or any closing document, schedule or other instrument executed in connection herewith; or (ii) any breach by Raytel or RTPS of its obligations under this Article IX.

        9.3 Limitation of Raytel's Liability. The liability of Raytel under
Section 9.2 shall be limited as follows:

                (a) The maximum amount payable by Raytel in respect of all claims for indemnification under Section 9.2 will not exceed the Purchase Price set forth in Section 2.2, herein above.

                (b) No claim shall be made for indemnification under Section 9.2 until the aggregate amount of all such claims exceeds Five Thousand Dollars ($5,000).

                (c) No member of the Purchaser Group shall be entitled to recover under Section 9.2 with respect to:

                        (i) the breach of any representation or warranty unless
                such claim has been asserted by written notice, specifying the details of such breach, delivered to Raytel on or prior to the expiration of one year after the Closing Date;

                        (ii) the breach of any representation or warranty, or
                any covenant to be performed prior to the Closing, if before the Closing an executive officer of Purchaser had actual knowledge of the fact or facts which cause such breach; or

                        (iii) any claim, to the extent the claim has been
                satisfied by proceeds of insurance (Purchaser hereby agreeing to use its best efforts to collect the maximum amount of insurance proceeds to which it is entitled).

                (d) The amount of any recovery to which a member of the Purchaser Group may be entitled pursuant to Section 9.2 shall be net of (i.e., after deducting) any federal, state and/or local income tax benefits or insurance proceeds inuring to such person as a result of the set of facts which entitle such person to recover from Raytel pursuant to Section 9.2.

                (e) Raytel will not be liable under the indemnification provisions of Section 9.2 to the extent that any loss, claim, liability or expense results from an indemnified party's bad faith or negligence.

        9.4 Indemnification by Purchaser. Subject to the provisions and limitations herein contained, Purchaser hereby agrees to indemnify, defend and hold harmless Raytel, its officers, directors, employees and attorneys, all parents, subsidiaries and affiliates of Raytel, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Raytel Group") from and against any and all losses, damages, costs and expenses (including reasonable attorneys' fees and expenses) which any member of the Raytel Group may at any time sustain or incur which are occasioned by, caused by or arise out of: (i) any inaccuracy in or breach of any of the representations, warranties or covenants made by Purchaser in this Agreement; (ii) the operation of the Raytel Management Business after the Closing; or (iii) any breach by Purchaser of its obligations under this Article IX.

        9.5 Limitation of Purchaser's Liability.

                (a) The maximum amount payable by Purchaser in respect of all claims for indemnification under Section 9.4 will not exceed the Purchase Price set forth in Section 2.2, herein above.

                (b) No claim shall be made for indemnification under Section 9.4 until the aggregate amount of all such claims exceeds Five Thousand Dollars ($5,000).

                (c) No member of the Raytel Group shall be entitled to recover under Section 9.4 with respect to:

                        (i) the breach of any representation or warranty unless
                such claim has been asserted by written notice, specifying the details of such breach, delivered to Purchaser on or prior to the expiration of one year after the Closing Date;

                        (ii) the breach of any representation or warranty, or of
                any covenant to be performed prior to the Closing, if before the Closing an executive officer of Raytel had actual knowledge of the fact or facts which caused such breach; or

                        (iii) any claim, to the extent the claim has been
                satisfied by proceeds of insurance (Raytel hereby agreeing to use its best efforts to collect the maximum amount of insurance proceeds to which it is entitled).

                (d) The amount of any recovery to which a member of the Raytel Group may be entitled pursuant to Section 9.4 shall be net of (i.e., after deducting) any federal, state and/or local income tax benefits or insurance proceeds inuring to such person as a result of the set of facts which entitle such person to recover from Purchaser pursuant to
        Section 9.4.

                (e) Purchaser will not be liable under the indemnification provisions of Section 9.4 to the extent that any loss, claim, liability or expense results from an indemnified party's bad faith or gross negligence.

        9.6 Defense. In the event that a claim for indemnification hereunder is based upon a claim by a third party asserted against the indemnified party, the indemnifying party or parties shall be entitled to control the defense thereof and to settle any such action on such terms as it or they shall see fit so long as the party entitled to indemnification shall be released from any liability by reason of such settlement; provided, however, that the party entitled to indemnification shall have the right to approve counsel retained with respect to such defense (which consent shall not unreasonably be withheld) and the right to participate in the defense of such action at its own expense. The party or parties required to provide indemnification hereunder shall receive full cooperation and access to all relevant and non-privileged records of the party or parties entitled to indemnification.

        9.7 Procedure and Dispute Resolution.

                (a) If an indemnified party shall have a claim of indemnification pursuant to this Article IX (an "Indemnity Claim"), it will promptly give written notice thereof (the "Claim Notice") to the indemnifying party or parties, including therein a brief description of the facts upon which such claim is based and the amount thereof, to the extent that it can be ascertained.

                (b) In the event that the indemnifying party or parties dispute the validity or amount of any Indemnity Claim, prior to taking any other action, the matter shall be referred to responsible executives of the affected parties for consideration and resolution.

        If the parties have not otherwise resolved the dispute, they shall meet in person within 30 days after the delivery of the Claim Notice and exercise their best efforts to settle the matter amicably.

                (c) If any such dispute is not settled within 30 days from the delivery of the Claim Notice, such dispute shall, at the demand of either party, be referred to and decided by litigation in accordance with the provisions of Section __.

                                    ARTICLE X
                           TERMINATION AND ABANDONMENT

        10.1 Termination by Raytel. This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Raytel upon written notice to Purchaser, specifying the basis for such termination, if: (i) Purchaser shall have breached in any material respect any of its covenants or agreements contained in this Agreement or if any representation or warranty of Purchaser contained in this Agreement shall have been materially inaccurate; or
(ii) the Closing shall not have occurred on or before July 31, 2000.

        10.2 Termination by Purchaser. This Agreement may be terminated at any time prior to the Closing by action of the Board of Directors of Purchaser upon written notice to Raytel, specifying the basis for such termination, if: (i) Raytel or RTPS shall have breached in any material respect any of their respective covenants or agreements contained in this Agreement, or if any representation or warranty of Raytel or RTPS contained in this Agreement shall have been materially inaccurate; or (ii) the Closing shall not have occurred on or before July 31, 2000.

        10.3 Mutual Consent. This Agreement may be terminated at any time prior to the Closing by mutual consent of Raytel and Purchaser.

        10.4 Effect of Termination. Upon any permitted termination of this Agreement pursuant to the provisions of this Article XI, the parties shall be relieved of all further obligations under this Agreement, except as set forth in
Section 10.5 and except for the provisions of Article XII regarding the payment of expenses and the obligations of the parties under the Confidentiality Agreements.

        10.5 Default; Remedies and Liquidated Damages.

                (a) If the sale of the Shares is not consummated in accordance with this Agreement because of Raytel's breach hereof, Purchaser's sole remedy shall be to terminate Purchaser's obligations under this Agreement pursuant to Section 11.2, and recover damages equal to Purchaser's actual, reasonable, out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement. Purchaser shall have no other remedies, whether at law or in equity, for any default hereunder; provided that Purchaser will be entitled to the benefit of any obligations, covenants and indemnities hereunder and under the Confidentiality Agreement which expressly survive the termination this Agreement. Purchaser may only avail itself of the remedies in this Section 10.5(a) if, at the time of Raytel's default, Purchaser is not in default hereunder.

                (b) If the purchase of the Shares is not consummated in accordance with this Agreement because of Purchaser's breach hereof, Raytel's sole remedy shall be to terminate Raytel's obligations under this Agreement pursuant to Section 10.1. Raytel shall have no other remedies, whether at law or in equity, for any default hereunder; provided that Raytel will be entitled to the benefit of any obligations, covenants and indemnities hereunder and under the Confidentiality Agreement which expressly survive the termination of this Agreement. Raytel may only avail itself of the remedies in this Section 11.5(b) if at the time of Purchaser's default, Raytel is not in default hereunder.


THE PARTIES EXPRESSLY AGREE AND ACKNOWLEDGE THAT RAYTEL'S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE LIQUIDATED DAMAGES AMOUNT SPECIFIED HEREIN REPRESENTS THE PARTIES' REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF THE LIQUIDATED DAMAGES AMOUNT IS NOT INTENDED AS A FORFEITURE OR A PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO RAYTEL PURSUANT TO CALIFORNIA CIVIL CODE SECTION 1671, 1676 AND 1677.


                                   ARTICLE XI
                               PAYMENT OF EXPENSES

        11.1 Expenses. The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses incurred incident to the preparation and carrying out of this Agreement and the transactions herein contemplated, whether or not the sale of the Shares hereunder is consummated.

        11.2 Brokers. Raytel and RTPS, on the one hand, and Purchaser, on the other hand, represent that they have dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement. Each party represents that, insofar as it knows, no other broker, finder or other person is entitled to any commission or fee in connection with any such transaction. Each party agrees to indemnify and hold the other parties harmless against any loss, liability, damage, cost or expense incurred by reason of any commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

                                   ARTICLE XII
                               GENERAL PROVISIONS

        12.1 Notices. No notice or other communication shall be deemed given unless sent in the manner, and to the persons, specified in this Section 12.1. All notices and other communications hereunder will be in writing and will be deemed given (a) upon receipt if delivered personally (unless subject to clause
(b)) or if mailed by registered or certified mail, (b) on the day after dispatch if sent by overnight courier or (c) upon dispatch if transmitted by telex, telecopy or other means of facsimile transmission (and confirmed by a copy delivered in accordance with clause (a) or (b)), addressed to the parties at the following addresses:


To Raytel                      Raytel Medical Corporation
                               2755 Campus Drive
                               San Mateo, California 94403
                               Attn.: Richard F. Bader, Chief Executive Officer

To Purchaser:                  RTPS Acquisition Company, L.L.C.
                               C/o Orgain, Bell & Tucker, L.L.P.
                               Attention:  Lance Fox, Esq.
                               470 Orleans Street
                               Beaumont, Texas 77701

With a copy to:
                               Sandra E. D. McGraw, Esq.
                               The Health Care Group
                               Meetinghouse Business Center
                               140 West Germantown Pike, Suite 200
                               Plymouth Meeting, PA  19462

                               Lance Fox, Esq.
                               Orgain, Bell & Tucker, L.L.P.
                               470 Orleans Street
                               Beaumont, Texas 77701

or to such other addresses or other persons as may be designated in writing by a party, by notice given as aforesaid.

        12.2 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 31, 2000.

        12.3 Assignment. Neither this Agreement nor the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        12.4 Headings. The headings of the several sections of this Agreement are inserted for the convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

        12.5 Counterparts. This Agreement may be executed in one or more counterparts, and when so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

        12.6 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto. No party may assign or transfer any rights or obligations under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

        12.7 Waiver. Raytel and RTPS, on the one hand, and Purchaser, on the other hand, may, by written notice to the other: (i) waive any of the conditions to its obligations hereunder or extend the time for the performance of any of the obligations or actions of the other; (ii) waive any inaccuracies in the representations of the other contained in this Agreement or in any documents delivered pursuant to this Agreement; (iii) waive compliance with any of the covenants of the other contained in this Agreement; or (iv) waive or modify performance of any of the obligations of the other. No action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of either party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, condition or agreement contained herein. Waiver of the breach of any one or more provisions of this Agreement shall not be deemed or construed to be a waiver of other breaches or subsequent breaches of the same provisions.

        12.8 Entire Agreement. This Agreement, the Schedules and Exhibits hereto and the Master Termination and Indemnification Agreement of even date herewith, the Asset Purchase and Conveyance Agreement of even date herewith and the related closing documents constitute the entire agreement between the parties pertaining to the subject matter contained herein and supersede all prior and contemporaneous negotiations, agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by the party sought to be bound.

        12.9 Good Faith. Each of the parties hereto agrees that it shall act in good faith in an attempt to cause all the conditions precedent to its respective obligations to be satisfied and the Merger to be consummated.

        12.10 Severability. Should any provision of this Agreement be determined to be invalid, it shall be severed from this Agreement and the remaining provisions of the Agreement shall remain in full force and effect.

        12.11 Construction and Interpretation of Agreement.

                (a) This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The table of contents and headings herein are for reference purposes only and shall not in any manner affect the meaning or interpretation of this Agreement.

                (b) When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to May 31, 2000.

                (c) As used in this Agreement, any reference to any state of facts, event, change or effect being "material" with respect to any entity means a state of facts, event, change or effect, as the case may be, that is material to the current or expected condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of such entity.

                (d) As used in this Agreement, the term "Knowledge of Raytel" or the "Knowledge of the Seller" means the actual knowledge of any of the directors or executive officers of Raytel after inquiry of those Raytel management employees (which shall include center managers and their superiors) who, because of their position, could reasonably be expected to have information relating to the subject matter of the particular representation.

                (e) Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                            RTPS Acquisition Company, L.L.C.



                                            By: /s/ R. P. Sotolongo, M.D.
                                               ---------------------------------
                                                R. P. Sotolongo, M.D., Manager


                                            RAYTEL MEDICAL CORPORATION


                                            By: /s/ Richard F. Bader
                                               ---------------------------------
                                                Richard F. Bader
                                                Chief Executive Officer


                                            RAYTEL MANAGEMENT HOLDINGS, INC.



                                            By: /s/ Richard F. Bader
                                               ---------------------------------
                                                Richard F. Bader
                                                Chief Executive Office